Exhibit 99.4

CONSENT OF CHARLES GOLDMAN

In connection with the filing by FinTech Evolution Acquisition Group, of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of FinTech Evolution Acquisition Group in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

February 10, 2021	/s/ Charles Goldman
Charles Goldman